EXHIBIT 3.3

SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 03/24/1998 981115094 – 2247797

RESTATED CERTIFICATE OF INCORPORATION
OF GERON CORPORATION,
a Delaware Corporation

     The undersigned, Ronald W. Eastman and David L. Greenwood hereby certify that:

     FIRST: They are the duly elected and acting President and Secretary, respectively, of said corporation.

     SECOND: The Certificate of Incorporation of said corporation was originally filed with the Secretary of State of Delaware on November 28, 1990.

     THIRD: The Certificate of Incorporation of said corporation shall be amended and restated to read in full as follows:

ARTICLE I

     The name of the corporation (herein called the “Corporation”) is GERON CORPORATION.

ARTICLE II

     The address of the registered office of the Corporation in the State of Delaware is                                                                               1013 Centre Road, Wilmington, New Castle County, Delaware 19805. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

     (A) Class of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Twenty Eight Million (28,000,000) shares. Twenty-Five Million (25,000,000) shares shall be Common Stock, par value $0.001 per share and Three Million (3,000,000) shares shall be Preferred Stock, par value $0.001 per share.

     (B) Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Restated Certificate of Incorporation may be issued from time to time in series. Subject to the protective voting rights which have been or may be granted to the Preferred Stock or series thereof in Certificates of Determination or the Corporation’s Certificate of Incorporation (“Protective Provisions”), the Board of Directors is hereby authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable Protective Provisions, but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding or reserved for future issuance. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     (C) Common Stock.

          1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          2. Redemption. The Common Stock is not redeemable.

          3. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the By-laws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

     Except as otherwise provided in this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE VI

     The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

ARTICLE VII

     Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books for the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX

     No action required to be taken or that may be taken at any annual or special meeting of the stockholders of this corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

ARTICLE X

     In the event the Corporation is subject to Section 2115 of the California Corporations Code, Section A of this Article shall apply. Otherwise, Section B of this Article shall apply.

     (A) California. The liability of each and every director of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. If California law is hereafter amended to authorize, with the approval of a Corporation’s stockholders, further reductions in the liability of the Corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by California law, as so amended.

     (B) Delaware. To the fullest extent permitted by the General Corporation Law of Delaware, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Delaware is hereafter amended to authorize, with the approval of a corporation’s stockholders, further reductions in the liability of the corporation’s directors for breach of fiduciary duty, then a director of the corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

     (C) Effect of Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE XI

     In the event the Corporation is subject to Section 2115 of the California Corporations Code, Section A of this Article shall apply. Otherwise, Section B of this Article shall apply.

     (A) California. To the fullest extent permitted by California law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents (as defined in Section 317 of the California Corporation Code) through bylaw provision, agreements with agents, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code, with respect to actions for breach of duty to a corporation and its stockholders.

     (B) Delaware. To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders, and others.

     (C) Effect of Repeal or Modification. Any repeal or modification of any of the foregoing provisions of this Article X shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

ARTICLE XII

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XIII

     The Corporation shall have perpetual existence.

     FOURTH: The foregoing Restated Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Section 245 of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation’s Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

     IN WITNESS WHEREOF, the undersigned have executed this certificate on March 24, 1998.

GERON CORPORATION